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                            [AMAZONIA CELULAR LOGO]

                      TELE NORTE CELULAR PARTICIPACOES S.A.

      CNPJ NO. 02,558,154/0001-29               NIRE 5330000576-1

                                 CODE OF ETHICS

     Approved at the Meeting of the Board of Directors held on December 29, 2003

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1 - PURPOSE AND SCOPE

1.1. The purpose of this Code of Ethics (the "Code") is to guide the employees and officers of Tele Norte Celular Participacoes S.A. (the "Corporation") in their behavior and decision-making processes at the various levels of their business and operating relationship, so as to minimize subjectivity in personal interpretations of moral and ethical standards.

1.2. The purpose of this Code is also to meet the requirements of Section 406 of the Sarbanes-Oxley Act and to comply with the regulations prescribed by the Securities and Exchange Commission (the "SEC"), as ADRs representing the Corporation's securities are traded in United States securities markets and the Corporation is, therefore, under an obligation to comply with the laws and regulations applicable to such markets.

1.3. This Code sets forth the rules and responsibilities with which it is the obligation of all officers and employees of the Corporation faithfully to comply.

1.4. The officers of the Corporation include any Statutory Executive Officers, members of the Board of Directors, members of the Audit Committee and members of any bodies having technical or consultative functions, which are created under the provisions of the corporate bylaws.

2 - GENERAL STANDARDS

2.1. The Corporation acknowledges that all persons have a right to their individuality, to personal privacy as to private information, and to be treated with dignity and fairness, without discrimination on any account whatsoever.

2.2. Trust, honesty, integrity and mutual respect are fundamental moral standards and shall guide the behavior of all employees and officers of the Corporation.

2.3. Officers and employees of the Corporation shall act with integrity and transparency in their dealings with their peers, shareholders, customers, investors, suppliers, government and society, thus joining in the effort to add value to the Corporation in a continuous and sustained manner.

2.4. The Corporation actively promotes compliance with all laws, rules and regulations applicable in all locations where it conducts its business, and all employees and officers must uphold compliance therewith. If any conflict arises between this Code and any applicable statutory provisions, such statutory provisions shall prevail.

3 - OFFICERS AND EMPLOYEES

3.1. General Provisions

3.1.1. The relationship of the Corporation with its officers and employees is established by decisions in the work environment made with respect to recruiting and selection, hiring, promotion, compensation, termination of employment or any other decision inherent in the

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development of professional activities, subject to specific legal requirements affecting corporate officers.

3.1.2. The Corporation is committed to working professionally in its relationship with its officers and employees, and to abide by the following standards in all stages of the above mentioned processes:

      a) No abusive practices are permitted against any officers and employees, such as sexual harassment, disrespectful or aggressive treatment;

      b) No prejudice and discrimination on any account whatsoever are permitted (whether based on religious beliefs, philosophical or political views, or on the ground of nationality, sex, age, color, race, marital status or physical disability).

3.1.3. The internal rules and procedures of the Corporation published on the Intranet (Clicnet) or by any other means shall be observed, as they embody the internal policies of the Corporation to ensure an ethical and organized work environment.

3.1.4. The Corporation uses objective performance evaluation criteria, and adopts the highest standards for the health and safety protection of its officers and employees.

3.2. Commitment to advance the interests of the Corporation

3.2.1. Officers and employees owe a duty of loyalty to the Corporation and a duty of commitment to established objectives, standards and rules, and shall devote their time and efforts while on duty to advancing the interests of the Corporation.

3.2.2. Officers and employees have a right to know the duties of their position, but they shall nevertheless seek reliability, quality, productivity and cooperation in the exercise of their functions, being further co-responsible for the acquisition of knowledge, skills and attitudes as required for the faithful performance of their duties.

3.2.3. No other conflicting activity is permitted to be exercised, such as:

      a) any activities demanding an amount of time in conflict with the time to be devoted to the Corporation, except where not inconsistent with working hours and provided that such activities have been authorized by the responsible Executive Officer;

      b) to provide consulting services to or take employment from any customer, supplier, agent, distributor or competitor of the Corporation, except under exceptional circumstances as are duly authorized by the responsible Executive Officer, and provided that these are not in conflict with the interests of the Corporation.

3.2.4. The results of work performed for the Corporation by each employee, including work of an intellectual property nature, such as technical improvements, the invention of devices and similar items, are the property of the Corporation, and the right to the use thereof and to obtain patents thereon is vested exclusively in the Corporation.

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3.3. Obligation to Maintain Confidentiality and Integrity

3.3.1. Corporate information is of extreme importance and constitutes trade secrets of the Corporation. Therefore, use of such information is permitted only in the performance of services and within the scope of the duties performed. This rule shall continue to be applicable even after employment or officer relationship with the Corporation ends.

3.3.2. Such information shall be maintained in strict confidence, and all precautions shall be taken to avoid that any persons not directly related to the Corporation have access thereto, under penalty that anyone causing a violation of these confidentiality provisions shall be held fully responsible for any loss and damage arising out of each violation so caused, in addition to being subjected to the penalties applicable under civil, criminal, administrative and labor laws.

3.3.3. Employees and officers shall maintain in confidence any confidential information to which they may have access, and shall not use any such confidential information to obtain advantages for themselves, or for others, for stock trading purposes, or with other companies, institutions or even individuals, and shall further observe the Corporation's Investor Relations Policy with respect to whether any such confidential information may be disclosed or shall remain non-public.

3.3.4. Use of User's Login Code for access to computer systems of the Corporation is the exclusive responsibility of each user, and each user will be answerable for any damages which may result from any disclosure of or unauthorized access to confidential information of the Corporation through the use of said code, in addition to being subjected to the penalties applicable for failure to comply with his or her obligations.

3.3.5. Under no circumstances shall the LOGIN be used to access any systems containing confidential information of customers without the prior express authorization of the customers, or without operational justification for such access to confidential information, and any disclosure of customers' confidential information to third parties without express judicial order therefor is expressly prohibited. Such prohibition extends to the access to, among others, (i) the system containing customers' detailed account information, and (ii) the system permitting the tracking of cellular phone calls.

3.3.6. No officer or employee shall use any systems or property of the Corporation to which such officer or employee may have access as a result of his or her position or function for his or her own benefit, or for the benefit of others, or to take unfair advantage of the Corporation or others.

3.3.7. In order to preserve its interests, the Corporation requires that a covenant to protect the confidentiality of information be inserted in all individual employment contracts.

3.3.8. All information and data processed by personal computers or through a network are the property of the Corporation, and shall be protected against any unauthorized disclosure. Each employee and each officer shall, upon request, return to the Corporation, or destroy, any

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documents, minutes, manuals or any other means whereby information may be recorded, subject to the provisions under the Documents Maintenance/Destruction Policy.

3.3.9. Any access to Internet services shall be relevant for the purposes of work. The e-mail service provided by the Corporation shall be used strictly for professional purposes, as a work tool, which is the property of the Corporation and which shall be used always in the interest of the Corporation.

3.3.10. It is prohibited for employees and officers:

      a) To reproduce any material obtained on the Internet which may in infringement of any existing copyrights, trademarks, software license or patents without the authorization in writing from the owner thereof;

      b) To use any electronic information system (such as e-mail and the Internet) to upload or download material protected by copyrights, trade secrets, financial and accounting information, market and business information, privileged materials and similar items, without the prior authorization from the responsible Executive Officer;

      c) To make personal use of the Internet, such as by using any services available in the performance of activities unrelated to the purposes of the work to be performed for the Corporation, or to participate in chat groups while connected with a user's identity furnished by the Corporation or through the use of systems made available by the Corporation;

      d) To use the e-mail service provided by the Corporation to send messages unrelated to the purposes of the work to be performed for the Corporation or any offensive messages, such as messages having sexual connotations, containing racial criticisms or religious and political beliefs, fraudulent, aggressive or obscene messages, in addition to unsolicited, profane, intimidating or illegal messages of any kind;

      e) To use cryptography of any kind, except where authorized by the Information Technology Executive Officer, or anyone designated by the Information Technology Executive Officer. In such case, the user shall furnish his or her manager with a cryptography key;

      f) To create any passwords without the knowledge of the Corporation, with the purpose of preventing any system audits and the consequent tracking of information by authorized personnel of the Corporation;

      g) To retrieve or access any electronic message addressed to others. Any exception to this procedure must be approved in advance by the responsible Executive Officer.

3.3.11. In the same manner that the Corporation carefully protects its confidential and proprietary information, the employees and officers of the Corporation also have the duty to protect the confidentiality of third-party information held by the Corporation.

3.3.12. 3.3.10. It is prohibited for employees and officers:

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      a)    To use for his or her own benefit, or for the benefit of others, property, services and credits of the Corporation, including industrial and intellectual property rights, as well as strategic information;

      b) Use their position to obtain for themselves or for others any advantage unrelated to the accomplishment of the purposes of the Corporation;

      c) To hold any equity and business interests, whether personally or through a member of their family, with business partners and competitors of the Corporation;

      d) To accept and offer gifts or favors in the professional relationship with fellow employees or officers or with third parties and companies having business ties with the Corporation, except where the gift is of small value or has no commercial value. In the event any gifts provided in the aforesaid circumstances do not have the status described above, such gifts shall be refused and/or returned, accompanied by information that acceptance thereof is against the internal rules of the Corporation, and the responsible Executive Officer shall be notified;

      e) To take part in any events and trips the expenses of which are borne by business partners, except when authorized by the responsible Executive Officer.

3.3.13. The property, equipment and facilities of the Corporation shall be used exclusively in the operations of the Corporation, and all employees have a duty to protect and preserve them.

3.4. Conflicts of Interest

3.4.1. It is prohibited for any officers and employees to take part in any transaction in which they have an interest in conflict with the interests of the Corporation. A conflict of interest exists when the private interest of an officer or employee interferes in any manner with the interests of the Corporation.

3.4.2. Professionals having marital or family relationships with employees and officers may be employed by the Corporation, and will be evaluated and shall compete with other candidates under equal conditions, provided that such specific relationship is not identified as creating a conflict of interests, especially in situations involving direct subordination.

3.4.3. Any employee who is in doubt about whether or not there is a conflict of interest in a specific situation shall obtain guidance as soon as possible from his immediate superior.

3.4.4. All employees must promptly report a conflict of interest to their immediate superior.

4 - SPECIFIC DUTIES OF OFFICERS

4.1. In addition to the rules applying equally to employees and officers, officers shall observe the provisions set forth in this item in the performance of their duties.

4.2. Officers shall comply with the prevailing legislation applicable to corporations, including any regulations issued by the Brazilian Securities Commission (Comissao de Valores Mobiliarios

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- "CVM"), especially with respect to the duties and responsibilities defined under Sections 153 to 158 of Law No. 6,404/76.

4.3. Officers are bound by the Investor Relations Policy in force within the Corporation, as approved pursuant to the requirement of CVM under Instruction No. 358, of January 3, 2002, which gives detailed treatment with respect to matters relating to the disclosure and publication of information on the results of operations and activities of the Corporation and provides rules relating to transactions in shares issued by the Corporation by controlling shareholders and officers, and by the Corporation itself.

4.4. The President and the Financial and Investor Relations Executive Officer are responsible for ensuring that the Corporation's financial statements, reports or announcements to the public contain complete, accurate, timely and comprehensible information. For such purpose, such officers shall establish and maintain effective controls for the disclosure of information, as well as procedures and internal controls for the preparation of information of a financial nature.

4.5. All shareholders and investors must be fully informed of any fact that may affect their investment, subject to the disclosure rules prescribed under prevailing legislation and under the Corporation's Investor Relations Policy.

4.6. The books and accounting records of the Corporation shall accurately and properly evidence all the Corporation's transactions.

4.7. The Officers shall not accept loans of any kind from the Corporation.

4.8. In the event that the financial statements shall be corrected by reason of a violation of any material obligation prescribed by law relating to the disclosure of financial information on securities, which may materially and adversely affect the comprehension and the contents of the financial information disclosed, the President and the Financial Executive Officer will be under an obligation to return to the Corporation any amounts they may have received on account of profit sharing, bonus compensation and any profits made in transactions in securities issued by the Corporation during a period of twelve
(12) months as of the first public disclosure or the first filing of the document giving rise to such correction.

5 - RELATIONSHIP WITH UNIONS

5.1. The Corporation recognizes unions as duly representing the employees, and is willing to negotiate to reach an agreement which can best accommodate the interests of the employees and of the Corporation, with due regard to Corporation competitiveness and survivability.

6 - RELATIONSHIP WITH CUSTOMERS

6.1. In all dealings with customers with respect to business acts and contracts, including post-transaction actions, conduct shall be based on the following principles:

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      a)    The use of plain language in advertising the characteristics of products and services, whether through customer service or through extensive advertising in any media;

      b) Sufficiency of products or services in accordance with customers' requirements, in order to better serve customers' needs;

      c)    Compliance with laws;

      d)    Fulfillment of any commitments made.

6.2. The Corporation is committed to serve its customers in compliance with consumer protection and regulatory laws, as well as in compliance with the provisions contained in agreements entered into by and between the parties.

6.3. Customers have a right guaranteed by the Federal Constitution to the confidentiality of telephone communications. Officers and employees are under an obligation to secure compliance with this constitutional requirement, the violation of which constitutes a federal crime punishable by fine and imprisonment. Telephone communications may be disclosed by the Corporation only when the Corporation is expressly notified by a competent legal authority by reason of investigations involving public policy interests.

6.4. The Corporation provides services under conditions appropriate to each kind of customer, and is committed to treating on an equitable basis all customers who are in the same situation.

7 - COMPETITION

7.1. Relations with competitors encompass all acts, attitudes and contacts with any organizations doing business in the same market as the Corporation. Such relations shall be based on the principles of free enterprise and free competition.

8 - SUPPLIERS

8.1. All suppliers must be treated on equal terms and conditions in all stages of the contracting process, from quotation to payment, and shall be evaluated in accordance with objective criteria pre-established by the Corporation in its Purchases Policy.

8.2. In negotiating with suppliers and service providers, the following shall be observed:

      a) All suppliers who are in the same or similar situations shall be treated on an equitable basis and be given the same opportunity, and no restriction shall be imposed on any supplier without sound technical or professional justification;

      b)    Proposals shall be evaluated in accordance with objective criteria;
            c) All obligations assumed by and between the parties must be fully complied with.

8.3. Materials or services may not be purchased from any companies a member of the employee's family has any direct or indirect interest in, unless any such purchase is made on reasonable or equitable conditions, identical to those prevailing in the market or on which the Corporation would deal with third parties.

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8.4. It is absolutely prohibited for an employee to accept commissions, benefits or gifts which are likely to subject the employee to the undue influence of a supplier, except where the acceptance thereof is expressly authorized by the Corporation.

8.5. Where confidential information of the Corporation is required to be disclosed in the course of dealings with a supplier, the execution of a confidentiality agreement shall be mandatory.

9 - COMMUNITY

9.1. The commitment of the Corporation to citizenship transcends the limits of its business relationships. In the communities in which the Corporation operates, the Corporation seeks to preserve and improve each already existing aspect favoring its development by supporting cultural, sporting, educational and other activities relating to the environment, either directly or through the Instituto Amazonia Celular.

9.2. Each officer and employee shall seek to conciliate his or her business activity with the sustained development and preservation of the environment, by striving to comply with the following standards:

      a)    Respect and care for the environment;

      b)    Improvement of the quality of human life;

      c)    Protection of biodiversity in the planet

      d)    Minimization of impacts on nonrenewable resources

      e) Change in personal attitudes and practices against any of the foregoing standards.

10 - PRESS AND PUBLICITY

10.1. The communications and advertising of the Corporation must be in accordance with the legislation, professional codes and prevailing ethical standards, among which are included the provisions of the National Council for Self-regulatory Advertising Practice (Conselho Nacional de Auto-Regulamentacao Publicitaria - CONAR), requiring that the characteristics of the Corporation, its products and services be clearly presented.

10.2. The use of false or misleading statements to sell or market the services of the Corporation is prohibited.

10.3. The Corporation avails itself of a specific consulting service having the responsibility for dealing with the media and disclosing information relating to the Corporation's activities. The Corporation also has an Investor Relations Policy which establishes the form of communication of the Corporation with respect to material information.

11 - ADMINISTRATION OF THE CODE

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11.1. After approval of this Code, the Office of the Human Resources Executive
Officer shall be responsible for the administration of the Code and for its dissemination and enforcement at all levels within the Corporation.

11.2. The Corporation shall file this Code of Ethics with the SEC, as an attachment to its Form 20-F - annual report, and shall disclose it in its site on the Internet, as directed by the Investor Relations Executive Officer.

11.3. The Corporation will make available a free copy of the Code of Ethics to its employees and officers.

11.4. The Office of the Human Resources Executive Officer shall be responsible for continuously updating and reviewing this Code, and to submit any proposals in connection therewith for the consideration of the Board of Directors.

11.5. Each officer and employee has a personal responsibility for ensuring that his or her actions are in accordance with this Code and in compliance not only with the letter of this Code, but also with the spirit thereof.

11.6. All employees and officers are encouraged to bring to the attention of the Human Resources Executive Officer, or a person designated by the Human Resources Executive Officer, at any time, any doubt about the best course of action in a concrete situation. Questions about any appropriate conduct shall be answered promptly, carefully and respectfully.

12 - PENALTIES

12.1. Noncompliance with the provisions contained in this Code of Ethics shall subject any employee and any officer to disciplinary action, which may include warnings, disciplinary suspensions, indemnification for any loss or damage suffered by the Corporation, or termination of employment for just cause. In some circumstances, violation of this Code may also result in the filing of civil and criminal actions, or the application of any other disciplinary measure that the Corporation may deem appropriate.

12.2. Officers and employees shall report any violation of the provisions of this Code to the Human Resources Executive Officer. In the case of officers, the Audit Committee or any similar body having among its functions the specific function of receiving and giving adequate treatment to reported violations should be contacted. Violations may be reported on a confidential basis and the Corporation will not permit retaliation of any kind whatsoever against any person for good faith complaints or reports.

12.3. With respect to violations or potential violations of the provisions of this Code by any officer(s), the employees and all other officers are encouraged to report such violations to the Board of Directors or to the Audit Committee of the Corporation or any similar body having among its functions the specific function of receiving and giving adequate treatment to reported violations.

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12.4. The Corporation will designate a channel of communication through which reports of violations of this Code of Ethics may be made, as provided for above, and the Human Resources Executive Officer shall be responsible for defining the format thereof.

12.5. The anonymity of anyone making a report shall be protected.

12.6. The Human Resources Executive Officer, or any persons designated by the Human Resources Executive Officer, shall be responsible for deciding any issues of violation of the Code of Ethics by employees and to settle any doubts arising out of the text thereof.

12.7. Issues of violation of the Code by officers shall be decided by the appropriate corporate administrative bodies.

12.8. Any orders or instructions given to an employee, which are in contravention of this Code of Ethics shall be challenged and reported to the Human Resources Executive Officer, or person designated by Human Resources Executive Officer.

13 - GENERAL PROVISIONS

13.1. All employees and officers shall formally adhere to this Code in the form attached hereto as Appendix I. The fact that a person does not formally adhere to this Code shall not relieve such person of any obligations imposed on such person pursuant to the terms of prevailing laws and regulations, especially with respect to any normative acts regulating the ethical conduct of employees and officers.

13.2. The statement of adherence shall be kept on file at the registered office of the Corporation during the period of the relationship of an officer or employee with the Corporation, and for five years after the end of such relationship.

13.3. It is incumbent upon the Board of Directors of the Corporation to approve this Code, and to review it at any time.

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